Shareholder Meeting Results (unaudited)

The Annual Meeting of Shareholders of Narragansett
Insured Tax-Free Income Fund (the "Fund") was held on October 6, 2009. The holders of shares representing
87% of the total net asset value of the shares entitled to vote were present in person or by proxy.
At the meeting, the following matters were voted upon and approved by the shareholders (the resulting votes for each matter are presented below).

1. To elect Trustees.

Dollar Amount of  Votes:

	Trustee		For	Withheld

	Thomas A. Christopher	$171,248,179	$  740,976
    	  David A. Duffy		$171,258,594	$  730,561
	Diana P. Herrmann	$171,248,589	$  740,566
	Theodore T. Mason	$170,929,738	$1,059,417
	Anne J. Mills		$170,929,738	$1,059,417
   	John J. Partridge	$171,258,594	$  730,561
	James R. Ramsey	$170,929,728	$1,059,417
	Laureen L. White	$171,199,103	$  790,052

2. To act on the selection of Tait, Weller & Baker LLP as the Fund's independent registered public accounting firm.

Dollar Amount of  Votes:

		For	Against	Abstain

		$169,861,401	$687,608	$1,440,146